Exhibit 4.1

NAVTEQ CORPORATION
DEFERRED EXECUTIVE COMPENSATION PLAN

NAVTEQ Corporation hereby establishes the NAVTEQ Corporation Deferred Executive Compensation Plan, to become effective as of March 1, 2006 (the “Effective Date”) for the benefit of directors and a select group of management and highly compensated employees of the Company. The Plan is intended to provide such individuals with certain deferred compensation benefits. The Plan is intended to comply with the requirements of the American Jobs Creation Act of 2004 (the “Act”) and shall be interpreted in a manner consistent with the Act.

SECTION 1

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

1.1 “Administrator” shall mean the Board, or other person, persons or entity as may be designated by the Board or by the President of the Company.

1.2 “Board” shall mean the Board of Directors of the Company.

1.3 “Change of Control” with respect to the Company means the occurrence of any one of the following events, as a result of one transaction or a series of transaction:

(a)     any “person (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding the Company, its affiliates as of the date of this Agreement, and any qualified or non-qualified plan maintained by the Company or its affiliates), becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under such Act) of securities of the Company representing more than 25% of the combined voting power of the Company’s then outstanding voting securities;

(b)     individuals who constitute a majority of the Board immediately prior to a contested election for positions in the Board cease to constitute a majority as a result of such contested election;

(c)     the Company is combined with or acquired by (by merger, share exchange, consolidation, tender offer or otherwise) another corporation or business entity and a result thereof, less than 67% of the outstanding securities of or voting power in the surviving or resulting corporation or other business entity is owned in the aggregate by the former shareholders of the Company;

(d)     the Company sells, leases, or otherwise transfers all or substantially all of its properties or assets not in the ordinary course of business to another person or entity; or

(e)     the outstanding voting securities of the Company are no longer listed on either the NASDAQ National Market System, the New York Stock Exchange or the American Stock Exchange or the Company is no longer registered under Section 12 of the Securities Exchange Act of 1934, as amended.

1.5 “Company” shall mean NAVTEQ Corporation, a Delaware corporation.

1.6 “Compensation” shall mean the base compensation, including commissions, of a Participant and any bonuses paid to a Participant under any of the Company’s incentive or bonus plans.

1.7 “Compensation Deferrals” shall mean the amounts credited to Participants’ Accounts under the Plan pursuant to their deferral elections made in accordance with Section 2.2.

1.8 “Eligible Employee” shall mean each employee of the Company who is a Vice President, Senior Vice President, Executive Vice President or officer of the Company and any other individual the Administrator determines is eligible to participate in the Plan. The Administrator may make such determination by individual or employment classification.

1.9 “Participant” shall mean an Eligible Employee or who (a) elects to become a Participant in the Plan pursuant to Section 2.2 and (b) has not ceased to be a Participant pursuant to Section 2.6.

1.10 “Participant’s Account” or “Account” shall mean as to any Participant the separate account maintained on the books of the Company in order to reflect his or her interest under the Plan.

1.11 “Plan” shall mean the NAVTEQ Corporation Deferred Executive Compensation Plan, as set forth in this instrument and as hereafter amended from time to time.

1.12 “Plan Year” shall mean the Company’s fiscal year; currently January 1 through December 31.

1.13 “Unforeseeable Emergency” means a severe financial hardship to the participant resulting from:

(a)     an illness or accident of (i) the Participant, (ii) the Participant’s spouse, or (iii) the Participant’s “dependent” (as defined in Code Sec. 152(a) );

(b)     loss of the Participant’s property due to casualty; or

(c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.

1.14 “Valuation Date” means the last day of the Plan Year and such other date or dates as the Administrator may deem necessary or desirable.

SECTION 2

PARTICIPATION

2.1 Selection of Eligible Employees and Directors. The Administrator may make such determination by individual or employment classification. Each Vice President, Senior Vice President, Executive Vice President and officer of the Company shall be eligible to participate in the Plan. The Administrator may select other employees to be eligible to participate in the Plan. Each Eligible Employee’s decision to become a Participant shall be entirely voluntary.

2.2 Election to Defer Compensation. Each Eligible Employee may elect to defer portions of his or her Compensation in accordance with such rules as the Administrator may establish. An Eligible Employee may elect to defer compensation for services performed during a taxable year only if the election is made before that year, except as allowed by future regulations or as follows:

(a)       A new Participant can make the election within 30 days after becoming eligible, but the election can affect only Compensation for services performed after the election.

(b)        For elections with respect to formula-based performance compensation based on services performed over at least 12 months, the election must be made no later than 6 months before the end of the service period.

Each Participant who makes an election under this Section 2.2 shall make a separate Compensation Deferral election with respect to the base compensation portion and the bonus portion of his or her Compensation. The Administrator, in its sole discretion, shall determine the manner and deadlines for Participants to make Compensation Deferral elections.

2.3 Suspension of Deferrals. In general, a Participant may not change or terminate a Compensation Deferral election during a Plan Year. However, in the event that a Participant incurs an Unforeseeable Emergency, the Administrator, in its sole discretion, may permit a Participant to suspend Compensation Deferrals, but only the extent permitted by IRS guidance.

2.4 Time of Crediting. A Participant’s Deferrals shall be credited to the Participant’s Account as soon as practical following the date they are withheld from the Participant’s Compensation.

2.5 Termination of Participation. An Eligible Employee who has become a Participant shall remain a Participant until his or her entire Account balance is distributed. However, an Eligible Employee who has become a Participant may or may not be an active Participant making Compensation Deferrals for a particular Plan Year, depending upon whether he or she has elected to make Compensation Deferrals for such Plan Year.

SECTION 3

ACCOUNTING

3.1 Participants’ Accounts. A separate Account shall be established and maintained for each Participant to which shall be credited all contributions under Section 2 and the deemed earnings on such contributions. The Administrator shall determine how the earnings or losses on the Accounts will be calculated. The Administrator may determine that the earnings on all or a portion of the Accounts will be based upon the return of a Charles Schwab money market fund selected by the Administrator. Alternatively, the Administrator may elect to segregate all or a portion of the Participant’s Account and use the method in Section 3.2 below to determine the earnings. The Administrator shall notify each Participant of the method used to calculate earnings for the Participant’s Account.

3.2 Earnings or Losses on Segregated Accounts. For purposes of determining the earnings or losses on a Participant’s segregated Account, the following rules apply:

(a)       The investment alternatives made available to the Participant shall be determined by the Administrator in its sole discretion. Each Participant may select, from among the investment alternatives designated by the Administrator from time to time, the investment alternative(s) in which all or part of his Account shall be deemed to be invested.

(b)        The Participant shall make an investment designation in the form and manner prescribed by the Administrator or its designee, which shall remain effective until another valid designation has been made by the Participant as herein provided. The Participant may amend his investment designation at such times and in such manner as prescribed by the Administrator or its designee. A timely change to the Participant’s investment designation shall become effective as soon as administratively practicable in accordance with procedures established by the Administrator or its designee.

(c)     If the Participant does not furnish complete investment instructions, or the investment instructions from the Participant are unclear, then the Account shall be credited with earnings (or losses) based upon the return of a Charles Schwab money market fund selected by the Administrator.

(d)     Each Participant’s Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to such Participant under the Plan. No Participant or Beneficiary shall have any proprietary rights in any assets held by the Company, whether or not held for the purpose of funding the Company’s obligation under this Plan. This Plan constitutes the mere promise of the Company to make benefit payments to Participants in the future and the right of any Participant (or such Participant’s Beneficiary) to receive benefits under this Plan shall be an unsecured claim against the general assets of the Company.

3.3 Statements to Participants. The Company shall provide statements to each Participant detailing the amounts credited to the Participant’s bookkeeping Account under the Plan. Such statements shall be provided annually or more frequently, as determined by the Company.

SECTION 4

DISTRIBUTIONS

4.1 Normal Time for Distribution. Except as otherwise provided in this Section 4, the distribution of a Participant’s vested Account shall commence within thirty (30) days of the Participant’s termination of service with the Company.

4.2 Form of Payment. Each Participant shall indicate on his or her deferral election the form of payment for the Compensation Deferrals (and the deemed earnings thereon) to be made for the specific Plan Year covered by such deferral election. A Participant may elect (a) a lump sum payment, (b) five annual installment payments, or (c) ten annual installment payments; provided, however, that a Participant who elects to receive annual installments for five or ten years shall receive payment in a lump sum if the Participant’s termination of service occurs due to his or her death or Disability. A Participant’s election as to the form of payment shall apply to all amounts credited to the Participant’s Account for the Plan Year with respect to which the election is made. If the Participant elected to receive five or ten annual installment payments, his or her first installment shall be equal to 1/5th or 1/10th (respectively) of the balance credited to his or her Account as of the most recent Valuation Date preceding the distribution. Each subsequent annual installment shall be paid to the Participant as near as administratively practicable to each anniversary of the first installment payment. The amount of each subsequent installment shall be equal to the balance credited to the Participant’s Account as of the most recent Valuation Date preceding the distribution, divided by the number of installments remaining to be made. While a Participant’s Account is in installment payout status, the unpaid balance credited to the Participant’s Account shall continue to be credited with deemed earnings under Section 3.2. Notwithstanding the foregoing, the Company will pay a Participant’s Account in a lump sum at any time after a termination of service if the value of such account is less than $25,000.

4.3 Special Rule for Death or Disability. If a Participant dies or becomes disabled, the balance then credited to his or her Account shall be distributed to the Participant (or his or her beneficiary) in a lump sum as soon as administratively practicable after the date of death or disability.

4.4 Change in Form and/or Timing of Distribution. A Participant may not change the timing and/or form of distribution of his or her Account under the Plan.

4.5 Beneficiary Designations. Each Participant may, pursuant to such procedures as the Administrator may specify, designate one or more beneficiaries. A Participant may designate different beneficiaries (or may revoke a prior beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation) in like manner. Any designation or revocation shall be effective only if it is received by the Administrator. However, when so received, the designation or revocation shall be effective as of the date the notice is executed (whether or not the Participant still is living), but without prejudice to the Administrator on account of any payment made before the change is recorded. The last effective designation received by the Administrator shall supersede all prior designations. If a Participant dies without having effectively designated a beneficiary, or if no beneficiary survives the Participant, the

Participant’s Account shall be payable to his or her surviving spouse, or, if the Participant is not survived by his or her spouse, the Account shall be paid to his or her estate.

4.6 Unforeseeable Emergency. In the event that a Participant incurs an Unforeseeable Emergency, the Administrator, in its sole discretion and notwithstanding any contrary provision of the Plan, may determine that all or part of the Participant’s Account shall be paid to him or her immediately; provided, however, that, in accordance with IRS guidance, the amount paid to the Participant as a result of the Unforeseeable Emergency does not exceed the amount necessary to satisfy the Unforeseeable Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The amounts necessary to satisfy the Unforeseeable Emergency will be determined after taking into account the extent to which the hardship is, or can be, relieved through reimbursement or compensation by insurance or otherwise; or by liquidation of the Participant’s assets, to the extent that the asset liquidation would not itself cause severe financial hardship.

4.7 Delayed Distribution. Distributions to key employees shall be delayed for that period of delay required by Code Section 409A, or regulations thereunder, with respect to distributions to key employees of employers any of the stock of which is traded on an established securities market

4.8 Payments to Incompetents. If any individual to whom a benefit is payable under the Plan is a minor or legally incompetent, the Administrator shall determine whether payment shall be made directly to the individual, any person acting as his or her custodian or legal guardian under the Uniform Transfers to Minors Act, his or her legal representative or a near relative, or directly for his or her support, maintenance or education.

4.9 Administrator Discretion. Within the specific time periods described in this Section 4, the Administrator shall have sole discretion to determine the specific timing of the payment of any Account balance under the Plan.

SECTION 5

ADMINISTRATION OF THE PLAN

5.1 Powers of Administrator. The Administrator shall have all powers and discretion necessary or appropriate to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following powers:

(a)     To interpret and determine the meaning and validity of the provisions of the Plan and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan or any amendment thereto;

(b)     To delegate the authority to perform for and on behalf of the Administrator one or more of the functions of the Administrator under the Plan; and

(c)     To decide all issues and questions regarding Account balances, and the time, form, manner, and amount of distributions to Participants.

5.2 Claims Procedure. If the Participant or the Participant’s beneficiary (hereinafter referred to as a “Claimant”) is denied all or a portion of an expected benefit under the Plan for any reason, he or she may file a claim with the Administrator. The Administrator shall notify the Claimant within 60 days of allowance or denial of the claim, unless the Claimant receives written notice from the Administrator prior to the end of the sixty (60) day period stating that special circumstances require an extension of the time for decision and specifying the expected date of decision. The notice of the Administrator’s decision shall be in writing, sent by mail to the Claimant’s last known address, and if a denial of the claim, must contain the following information:

(a)     the specific reasons for the denial;

(b)     specific reference to pertinent provisions of the Plan on which the denial is based; and

(c)     if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure.

5.3 Review Procedure. A Claimant is entitled to request a review of any denial of his claim by the Administrator. The request for review must be submitted in writing within 60 days after receipt of the notice of the denial. The timely filing of such a request is necessary to preserve any legal recourse which may be available to the claimant and, absent a request for review within the 60-day period, the claim will be deemed to be conclusively denied. Upon receipt of a written request for review, the Claimant or his representatives shall be entitled to review all pertinent documents, and to submit issues and comments in writing for consideration by the Administrator. The Administrator shall fully and fairly review the matter and shall promptly respond to the claimant, in writing, of its decision within 60 days after receipt of the review request. Due to special circumstances, if no response has been provided within the first 60 days, and notice of the need for additional time has been furnished within such period, the review and response may be made within the following 60 days. The Administrator’s decision shall include specific reasons for the decision, including references to the particular Plan provisions upon which the decision is based.

5.4 Decisions of Administrator. All actions, interpretations, and decisions of the Administrator shall be conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law.

5.5 Administrative Expenses. All normal administrative expenses incurred in the administration of the Plan shall be paid by and borne by the Company. Any extraordinary administrative expenses incurred as a result of actions by a Participant shall be charged against the Participant’s Account and if such Account is not sufficient, paid by the Participant.

SECTION 6

MODIFICATION OR TERMINATION OF PLAN

6.1 Company’s Obligations Limited. The Company intends to continue the Plan indefinitely, and to maintain each Participant’s Account until it is scheduled to be paid to him or her in accordance with the provisions of the Plan. The Board may at any time may, by amendment of the Plan, suspend Compensation Deferrals or may discontinue Compensation Deferrals, for any reason.

6.2 Right to Amend or Terminate. The Board reserves the right to amend or terminate the Plan at any time; provided, however, that any amendment or termination shall not reduce benefits already allocated to the Participant without the Participant’s consent. In the event the Plan is terminated, the Accounts shall be distributed to the Participants as soon as practicable following the date of Plan termination.

SECTION 7

GENERAL PROVISIONS

7.1 Inalienability. In no event may either a Participant, a former Participant or his or her Beneficiary, spouse or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process.

7.2 Rights and Duties. Neither the Company nor the Administrator shall be subject to any liability or duty under the Plan except as expressly provided in the Plan, or for any action taken, omitted or suffered in good faith.

7.3 No Enlargement of Employment or Service Rights. Neither the establishment or maintenance of the Plan, the making of any Compensation Deferrals nor any action of the Company or the Administrator, shall be held or construed to confer upon any individual any right to be continued as an employee or director of the Company nor, upon dismissal, any right or interest in any specific assets of the Company other than as provided in the Plan. The Company expressly reserves the right to discharge any employee at any time.

7.4 Compensation Deferrals Not Counted Under Other Employee Benefit Plans. Compensation Deferrals under the Plan will not be considered for purposes of contributions or benefits under any other employee benefit plan sponsored by the Company.

7.5 Taxes. To the extent required by law, the Company shall withhold any taxes required to be withheld by the federal or any state or local government from payments made hereunder or from any other amounts paid to a Participant by the Company.

7.6 Applicable Law. The provisions of the Plan shall be construed, administered and enforced in accordance with ERISA, and to the extent not preempted by ERISA, with the laws of the State of Illinois.

7.7 Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and in lieu of each provision which is held invalid or unenforceable, there shall be added as part of the Plan a provision that shall be as similar in terms to such invalid or unenforceable provision as may be possible and be valid, legal, and enforceable.

7.8 Captions. The captions contained in and the table of contents prefixed to the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall affect the construction of any provision of the Plan.

IN WITNESS WHEREOF, the Company has adopted this Plan as of the 1st day of March, 2006.

NAVTEQ CORPORATION

By	/s/ Lawrence M. Kaplan
Name	Lawrence M. Kaplan
Position	Senior Vice President
and General Counsel